Exhibit 4.2

Certificate No.	Shares Issued to	Transferred from	/ /20

No. Original Certificate No. Original Shares No. Of Shares Transferred
Dated , 20	Receipt acknowledged

NUMBER	INCORPORATED UNDER THE LAWS OF	SHARES
THE STATE OF DELAWARE

[LOGO]

TREEHOUSE PARTNERS CORPORATION
100,000,000 SHARES COMMON STOCK, PAR VALUE $0.0001

  This Certifies that                                                             is the owner of                                    fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

  [SEAL]
  In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this            day of                   20

TREASURER/SECRETARY	PRESIDENT